    Exhibit 99.1
                                                  News
                                                      Release

                                                                                   Vectren Corporation
                                                                                One Vectren Square
                                                                                       Evansville, IN 47708

August 3, 2006
FOR IMMEDIATE RELEASE
Media contact: Mike Roeder, 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein, 812-491-4209 or sschein@vectren.com

Vectren Corporation Reports Year to Date and
Second Quarter Results

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported year to date net income of $61.9 million, or $0.82 per share, compared to $69.5 million, or $0.92 per share, in the same period in 2005. Excluding the results from synfuels-related activities, net income for the six months ended June 30, 2006 was $66.2 million, or $0.87 per share, compared to $63.0 million, or $0.83 per share in 2005, which is an increase of $3.2 million, or $.04 per share. Synfuels-related results for the year to date period were a net loss of $(4.3) million, or $(0.06) per share, compared to net income of $6.5 million, or $0.09 per share, for the same period in 2005.

Second quarter net income was $4.3 million, or $0.06 per share, compared to $13.4 million, or $0.18 per share, in the second quarter of 2005. Excluding the results from synfuels-related activities, net income for the second quarter was $9.3 million, or $0.12 per share, compared to $10.0 million, or $0.13 per share in 2005, which is a decrease of $0.7 million, or $.01 per share. Synfuel-related results for the quarter were a net loss of $(5.0) million, or $(0.07) per share, compared to net income of $3.4 million, or $0.04 per share for same period in 2005. (See the Synfuels Update section below)

Summary Results:
•
Year to date earnings from Vectren’s utilities decreased $0.07 per share compared to 2005 due to lower volumes of gas sold as customers respond to high energy prices, and lower wholesale power earnings as a result of mark-to-market gains recorded in 2005, offset somewhat by base rate relief in the Ohio service territory implemented in the second quarter of 2005;

•
Year to date earnings from Vectren’s nonutility operating businesses, excluding Synfuels-related results, increased $0.10 per share, primarily due to improved operations from gas marketing due to the continued volatility in natural gas prices; and

•	Corporate expenses improved $0.01 per share.

Recent Developments:
•	Vectren’s Energy Infrastructure Services agreed to purchase Duke’s 50% ownership in Miller Pipeline, one of the largest gas distribution contractors in the U.S.; and
•	American Honda Motor Co., Inc. announced plans to build a new automobile manufacturing plant in Greensburg, IN, which will initially employ about 2,000 workers.

“Exclusive of the impact of synfuels, our year to date earnings reflect growth in net income despite the challenges of reduced average usage per customer and warmer than normal heating weather,” said Niel C. Ellerbrook, chairman, president and chief executive officer. “Our focus remains on building on our core businesses and improving our long-term results. All hearings and filings associated with our Ohio conservation settlement filing have been completed and the final hearing to review the Indiana settlement agreement occurred in July with post-hearing filings scheduled to be complete this month. We anticipate orders in both Ohio and Indiana during the third quarter or by early fourth quarter.”

2006 Earnings Guidance

In April, the company provided an outlook for expected 2006 results to be in the range of $1.65 to $1.80 per share.  The company is updating its previous 2006 guidance to reflect its current decision to cease participation in synthetic fuel production activities and anticipates fiscal 2006 earnings in the range of $1.55 to $1.70 per share. The revised guidance reduces the synfuels-related contribution from earnings of $0.04 per share to a loss of $(0.06) per share for the year. The targeted range is subject to the factors discussed under “Forward Looking Statements,” including the impact of high natural gas costs; regulatory initiatives, including pursuit of conservation-oriented tariffs; and the impact of high oil prices on the availability of synfuels tax credits.

Indiana and Ohio Conservation Filings

The company is waiting approval of conservation programs and conservation adjustment riders in its Indiana and Ohio service territories. The petitions allow Vectren to recover the costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. This mechanism is designed to allow the company to recover the distribution portion of its rates from residential and commercial customers based on the level of customer usage established in each utility’s last general rate case.

“Supply and demand pressures on natural gas continue driving unpredictable commodity prices and we must continue to move toward innovative regulation that aligns the customers’ interests with those of the company,” said Ellerbrook. A hearing before the Indiana Commission occurred on July 18 and a decision is anticipated early in the fourth quarter. All hearings before the Ohio Commission have been conducted and the settlement is now awaiting a final order.

Miller Pipeline Corporation Acquisition

The company also announced today that it had signed an agreement to purchase Duke Energy’s share of Miller Pipeline Corporation, effective July 1, 2006. Prior to the agreement, Miller was 100% owned by Reliant Services LLC, a 50% strategic alliance formed in 1998 between Vectren and Cinergy Corporation (now Duke Energy).

“Miller has successfully supported our core utility business and is strategically positioned as an important player in the replacement of the region’s aging utility infrastructure,” said Ellerbrook. Miller Pipeline was established in 1953 and has grown to become one of the country’s largest gas distribution contractors. In addition, Vectren and Duke have announced that Reliant is exiting the meter reading business and the remainder of the Reliant operations are under evaluation.

American Honda Announces Plans for Indiana Automotive Manufacturing Plant

On June 18, 2006, Honda announced its plans to build a $550 million automobile plant on a 1,700-acre tract in Decatur County, IN., near Greensburg, located 50 miles southeast of Indianapolis. The plant will begin mass production of fuel efficient 4-cylinder vehicles in the fall of 2008, with an initial annual production capacity of 200,000 vehicles and employment of 2,000 associates.

“This is a tremendous opportunity for Vectren and exemplifies the state’s commitment to economic development. The plant will have a significant multiplier effect on the Midwest economy and Decatur County in the future, including suppliers and spinoff service jobs,” said Ellerbrook.

Synfuels Update

As of July 18, 2006, as previously announced, the company elected to opt out of its current participation in the production of synthetic fuel due to the high price of oil and the uncertainty of federal legislation that would favorably impact the reference price of oil governing the phase out of synfuel tax credits. Based on the lack of legislative action during the current congressional session, a significant phase out of tax credits in 2006 is likely. Accordingly, the Company has estimated a 65% phase out of the credits generated to date in 2006 based on current oil prices and other factors including insurance proceeds, and has recorded a reserve of $4.4 million against those credits generated year to date in 2006, of which $2.1 million was recorded during the quarter ended June 30, 2006.

In addition, as previously disclosed, the company’s investment in Pace Carbon at June 30, 2006, totaled $2.9 million. Further, the company is obligated to fund the partnership on an installment basis for working capital and as tax credits are earned. Based on the current estimate of the expected phase out of the tax credits and consistent with the decision to cease participation in production activities, the company estimates the remaining funding obligation and other costs to be $6.6 million and has recorded that amount and the impairment charge related to its investment, all totaling $9.5 million, or $5.7 million after tax, in the second quarter of 2006.

Primarily from the use of the synfuel tax credits, the company has generated an Alternative Minimum Tax (AMT) credit carryforward of approximately $47 million as of December 31, 2005. The company would expect to begin to utilize these credits as early as 2006.

Utility Group Operating Highlights

Utility group earnings were $7.1 million for the quarter compared to $7.8 million in the prior year quarter and $50.5 million for the six months ended June 30, 2006, compared to $55.9 million in 2005. The $0.7 million quarter over quarter decrease, as well as the year over year $5.4 million decrease, is primarily a result of a decline in customer usage. Higher operating and interest costs largely offset margin increases associated with higher gas base rate revenues, a 2005 second quarter Ohio gas cost disallowance, and higher electric revenues associated with recovery of pollution control investments. Both quarterly and year to date results also reflect lower wholesale power marketing margins compared to the prior year period due largely to mark-to-market gains recognized in 2005. Warmer than normal weather, net of the NTA mechanism implemented in the company’s Indiana natural gas service territories in the fourth quarter of 2005, had a minimal impact compared to the prior year periods.

Year to date, management estimates the effect of weather on all utilities, net of the normal temperature adjustment’s (NTA) impact, was unfavorable $3.0 million after tax, or $0.04 per share, in 2006 and unfavorable $3.6 million after tax, or $0.05 per share, in 2005.

For the six months ended June 30, 2006, heating weather 17 percent warmer than normal and 10 percent warmer than the prior year would have reduced year to date 2006 net income by an estimated $8.8 million and by an estimated $5.2 million when compared to the same period last year, had the NTA mechanism not been in place.

Nonutility Group Operating Highlights

Nonutility earnings, excluding synfuels-related results, were $15.7 million for the six months ended June 30, 2006, compared to $8.1 million in the prior year. Of the $7.6 million increase, the company’s primary nonutility business groups, energy marketing and services, coal mining operations, and energy infrastructure services, contributed $6.7 million. The earnings increase is primarily driven by results from energy marketing and services companies, which include ProLiance Energy, LLC and Vectren Source. They contributed additional earnings of $4.0 million and $1.4 million respectively. Energy infrastructure services’ lowered its seasonal loss by $1.5 million in the current year. Coal mining operations are generally flat year over year. Quarterly results, excluding synfuels-related results, are flat compared to the prior year.

Utility Group Discussion

Utility group earnings were $7.1 million for the quarter compared to $7.8 million in the prior year quarter and $50.5 million for the six months ended June 30, 2006, compared to $55.9 million in 2005. Even though warm weather and price sensitivity negatively impacted usage and tracked expenses recovered dollar for dollar in margin have decreased, gas utility margins are generally flat compared to the prior year periods. During the three and six months ended June 30, 2006, margin decreases were offset by base rate increases implemented in the company’s Ohio service territory, a $3.0 million disallowance of Ohio gas costs reflected in the second quarter of 2005, and the effects of the NTA. With the current outlook for continued high gas commodity prices, management expects continued usage decline throughout 2006. If the conservation-oriented rate mechanisms discussed above are approved in Indiana and Ohio, the impact on margin of additional usage decline will be substantially mitigated. The average cost per dekatherm of gas purchased for the six months ended June 30, 2006, was $9.35 compared to $7.41 in 2005.

Electric retail and firm wholesale utility margins were $63.1 million and $123.1 million for the three and six months ended June 30, 2006. This represents an increase over the prior year periods of $2.0 million and $5.5 million, respectively. The recovery of pollution control related investments and associated operating expenses and depreciation increased margins $1.4 million quarter over quarter and $4.0 million year over year. Large customer margin, driven primarily by higher volumes, increased an additional $1.4 million in the quarter and $1.9 million year to date compared to the prior year periods. These increases were partially offset by mild weather and other factors. The estimated decrease in margin due to weather was $0.3 million and $0.5 million for the three and six month periods, respectively, compared to the prior year.

Electric wholesale margin relates primarily to asset optimization activity derived from generation capacity in excess of that needed to serve native load and firm wholesale customers. For the three and six month periods ended June 30, 2006, net asset optimization margins were $2.0 million and $9.1 million, which represents decreases of $0.8 million and $2.7 million, as compared to 2005. The decreases were due primarily to prior year mark-to-market gains which were partially offset by increased margin from non firm wholesale volumes sold off system.

Other operating expenses for both the three and six months ended June 30, 2006, increased only $0.4 million compared to 2005. Though largely offset by other cost decreases, for the three and six months ended June 30, 2006, bad debt expense in the company’s Indiana service territories increased $1.5 million and $2.4 million, respectively, due in part to higher gas costs.

Depreciation expense increased $3.2 million and $6.9 million for the three and six month periods ended June 30, 2006, as compared to 2005. In addition to depreciation on additions to plant in service, incremental depreciation expense associated with environmental compliance equipment placed into service in 2005 of $1.0 million for the quarter and $2.4 million for the year to date period also contributed to the increase.

For the three and six months ended June 30, 2006, interest expense increased $1.8 million and $4.9 million, respectively, compared to the prior year periods. The increases are primarily driven by rising interest rates and also include the impact of permanent financing transactions completed in the fourth quarter of 2005 in which $150 million in debt-related proceeds were received and used to retire short term borrowings and other long term debt.

For the three and six months ended June 30, 2006, federal and state income taxes decreased $1.3 million and $6.0 million, respectively, compared to the prior year periods. The decreases are primarily due to lower pre-tax income as compared to the prior year. Year to date results also reflect the impact of an Indiana tax law change that resulted in the recalculation of certain state deferred income tax liabilities.

Nonutility Group Discussion (all amounts following in this section are after tax)

Energy Marketing and Services

Energy marketing and services is comprised of the company’s wholesale and retail gas marketing businesses.

Net income generated by energy marketing and services for the six months ended June 30, 2006, was $13.2 million compared to $8.1 million in 2005. The gas marketing operations, performed through ProLiance, provided the majority of the year to date earnings contribution, totaling $12.5 million, an increase of $4.0 million compared to the prior year. The significant increase in earnings in 2006 compared to 2005 was made possible by storage transactions and continued volatility in the natural gas market. Energy marketing and services’ quarterly earnings of $0.3 million are $0.7 million lower than the prior year primarily due to higher allocated interest costs.

Vectren Source operations have also provided earnings growth. For the six months ended June 30, 2006, Vectren Source’s earnings totaled $1.7 million compared to earnings of $0.3 million in 2005. Through June 30, 2006, Vectren Source added approximately 33,000 customers compared to the prior year period. During the quarter, Vectren Source incurred a seasonal loss of $(0.2) million in 2006 compared to a loss of $(0.5) million in the prior year.

Coal Mining Operations

Coal mining operations mine and sell coal to the company’s utility operations and to other customers through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Mining operations’ year to date earnings were $2.7 million in 2006 compared to $2.6 million in 2005. Despite higher revenue and tax benefits from depletion, the contribution from mining operations was flat year over year due to unfavorable geologic conditions and rising costs of commodities used in operations. During the second quarter, earnings were $0.4 million lower than the prior year due to reduced yield and higher sulfur content of the coal mined.

Synfuels-Related Results

The coal mining group also generates synfuel tax credits resulting from the production of coal-based synthetic fuels through its 8.3 percent ownership interest in the Pace Carbon Partnership (Pace Carbon). In addition, Fuels receives processing fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production. Under current tax laws, these synfuels-related credits and fees end after 2007.

Synfuels-related results for the quarter, which include results from Pace Carbon and synfuel processing fees earned by Fuels, were a loss of $(5.0) million, a decrease of $8.4 million, compared to the same period in 2005. The year to date synfuels-related loss was $(4.3) million, a decrease of $10.8 million compared to the prior year. Results for the three and six months ended June 30, 2006, reflect an after tax charge related to the impairment of the investment and other costs of $5.7 million and after tax reserves of $2.1 million and $4.4 million, after considering insurance proceeds, respectively, and are reflective of the decision to opt out of participation in the production of synthetic fuel and the impact that high oil prices have on synfuels tax credits.

Energy Infrastructure Services

Energy infrastructure services provides performance contracting operations through Energy Systems Group, LLC (ESG), and underground construction and repair to gas, water, and telecommunications companies primarily through its investment in Reliant Services, LLC (Reliant) and Reliant’s prior 100 percent ownership in Miller Pipeline, Inc (Miller).

For the six months ended June 30, 2006, infrastructure services’ operations have operated at a loss of $(0.4) million compared to a loss of $(1.9) million in 2005. The lower seasonal loss reflects a contribution from ESG which is $1.6 million higher than the prior year and a contribution from Reliant which is $0.1 million higher than the prior year. Infrastructure’s quarterly results increased $0.6 million over the prior year due to the monetization of backlog at ESG. Reliant’s earnings reflect increased results from Miller, Reliant’s gas construction operations, offset by lower meter reading and locating results.

For the quarter and year to date periods as compared to the prior year, ESG revenues have increased $14 million and $18 million, respectively. At June 30, 2006, ESG’s construction backlog is $75 million, compared to a backlog of $42 million at June 30, 2005.

Other Businesses

The other businesses group includes a variety of operations and investments including investments in broadband communications services, energy-related investments, real estate and leveraged leases, among other activities.

The earnings contribution from other businesses increased $0.4 million during the quarter and $0.9 million year to date primarily as a result of lower interest expense.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on August 4, 2006
Vectren management will discuss fiscal 2006 earnings results and provide an outlook for the remainder of the year during a conference call for analysts scheduled at 9:00 a.m. EDT (8:00 a.m. CDT), Friday, August 4, 2006. You are invited to listen to the live, audio only Webcast of the conference call as well as view the accompanying slide presentation by choosing “2nd Quarter Earnings Webcast” on Vectren’s website, www.Vectren.com. Approximately two hours after the completion of the Webcast, interested parties may also view the slide presentation and listen to the Webcast replay at Vectren’s website.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 16, 2006.